Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Joe Wilkinson	Patrick Smith
Deltek, Inc.	Deltek, Inc.
703.885.9423	703.885.9062
josephwilkinson@deltek.com	patricksmith@deltek.com

Deltek Authorizes Stock Repurchase Program of Up to $30 Million

HERNDON, Va. – August 18, 2011 – Deltek, Inc. (Nasdaq: PROJ), the leading global provider of enterprise software and information solutions for government contractors and professional services firms, announced today that its Board of Directors has approved a stock repurchase program, effective August 16, 2011.

Under the program, Deltek is authorized to repurchase up to $30 million of its outstanding shares of common stock at times and prices considered appropriate by the company depending upon share price, prevailing economic and market conditions and other corporate considerations. The stock repurchases may be made on the open market, in block trades or privately negotiated transactions, or otherwise. The repurchase program may be accelerated, suspended, delayed or discontinued at any time.

About Deltek

Deltek (Nasdaq: PROJ) is the leading global provider of enterprise software and information solutions for government contractors and professional services firms. For decades, we have delivered actionable insight that empowers our customers to unlock their business potential. Over 14,500 organizations in approximately 80 countries around the world use Deltek to research and identify opportunities, win new business, optimize resources, streamline operations, and deliver profitable projects. Deltek – Know more. Do more.™ www.deltek.com.